Exhibit n.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of First Eagle Alternative Capital BDC, Inc. of our report dated March 5, 2019 relating to the consolidated financial statements of Copperweld Bimetallics, LLC and Subsidiary. We also consent to the references to us under the headings “Expert” in such Registration Statement.

/s/ Anglin Reichmann Armstrong P.C.

Huntsville, Alabama

December 2, 2020